UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Approval: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response. . 5.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 27, 2009

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN		55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code   952-853-9990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)           Effective March 27, 2009, Mr. Gregg Schatzman resigned as a director, Chairman of the Audit Committee and member of the Compensation Committee, Mr. Jim Holmes resigned as a director, member of the Audit Committee and Chairman of the Compensation Committee and Mr. Gus Chafoulias resigned as a director, member of the Governance Committee and Chairman of the Nominating Committee of the Company.

(d)           On March 31, 2009, the Board of Directors appointed Mr. Thomas E. Fox to the board of directors.  Mr. Fox is currently the President, Chief Operating Officer and Principal Financial and Accounting Officer of the Company.  Mr. Fox will become a member on each of the committees.

On March 31, 2009, Southwest Casino Corporation issued a press release announcing the resignation of Mr. Schatzman Mr. Holmes and Mr. Chafoulias as independent directors of the Company and the appointment of Mr. Fox to the board of directors.  The Company also announced it will terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Act) and that the Company’s obligation to file certain periodic reports and forms with the SEC will immediately be suspended upon filing the Form 15.

A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description	Method of Filing
99.1	Press Release of Southwest Casino Corporation issued March 31, 2009.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: March 31, 2009

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President, Chief Operating Officer and Principal Financial and Accounting Officer